ADAMIS PHARMACEUTICALS CORPORATION 8-K/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the prospectuses included in the Registration Statements on Form S-8 (Nos. 333-159229, 333-169106, 333-175383, 333-194635, 333-201742, 333-211773, 333-218945, 333-226230, and 333-229379), and Form S-3 (Nos. 333-196976, 333-199454, 333-200447, 333-209401, 333-212880, 333-217400, 333-217408, 333-226100, 333-267365 and 333-249331) of Adamis Pharmaceuticals Corporation (the “Company”) of our report dated March 28, 2023 (which includes an explanatory paragraph relating to the uncertainty of the company’s ability to continue as a going concern), relating to the financial statements of DMK Pharmaceuticals Corporation for the years ended December 31, 2022 and 2021, which report is included in the Current Report on Form 8-K/A of the Company filed with the Securities and Exchange Commission.

/s/ BF BORGERS CPA PC

Lakewood, CO

June 12, 2023